Our ref        AKT/6048772/20005691

To

Aspect Software Inc.

300 Apollo Drive

Chelmsford, MA 01824

U.S.A.

2 December 2010

Dear Sir

Re:	Aspect Software Group Holdings Ltd.

We have acted as special Cayman Islands counsel to Aspect Software Group Holdings Ltd., a company organised under the laws of the Cayman Islands (the “Company”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) by Aspect Software Inc. (the “Issuer”) and certain affiliates of the Issuer (including the Company) acting as guarantors, with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer, in an exchange offer (the “Exchange Offer”) of $300,000,000 aggregate principal amount of Senior Second Lien Notes due 2017 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding Senior Second Lien Notes due 2017 (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of 7 May 2010 (as amended, supplemented or modified through the date hereof, the “Indenture”), by and among the Issuer, the guarantors named therein (including the Company), and U.S. Bank National Association, as trustee (“Trustee”). Payment of the Exchange Notes will be guaranteed by the Company pursuant to Article 10 of the Indenture (the “Exchange Guarantee”).

1	DOCUMENTS REVIEWED

For the purpose of this opinion, we have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 2 February 2004, the certificate of incorporation on change of name of the Company relating to the special resolution to change name dated 28 April 2004 and the certificate of incorporation on change of name of the Company relating to the special resolution to change name dated 22 September 2005.

1.2	The amended and restated memorandum and articles of association of the Company dated 2 September 2004 as amended by special resolutions dated 22 September 2005, 28 March 2010 and 30 November 2010 (collectively, the “Memorandum and Articles of Association”).

1.3	The minutes of the meetings of the Board of Directors of the Company held on 30 April 2010 (the “Minutes”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.4	A certificate from a director of the Company dated 2 December 2010, a copy of which is annexed hereto (the “Director’s Certificate”).

1.5	A Certificate of Good Standing issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.6	The Registration Statement.

1.7	The Indenture.

1.8	The Exchange Guarantee.

The documents referred to in paragraphs 1.7 to 1.8 above are collectively referred to as the “Transaction Documents”.

2	ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties (other than the Company as a matter of Cayman Islands law) in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.3	All signatures, initials and seals are genuine.

2.4	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute, and perform its obligations under Transaction Documents.

3.3	The execution, delivery and performance of the Transaction Documents have been authorised by and on behalf of the Company and assuming the Transaction Documents have been executed and unconditionally delivered by an authorised signatory as set forth in the Minutes, the Transaction Documents have been duly executed and delivered on behalf of the Company.

4	QUALIFICATIONS

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

This opinion is for the benefit of the Issuer and the Company and may also be relied upon by the Issuer’s special counsel, Kirkland & Ellis LLP, in connection with the filing of the Registration Statement and its opinion with respect of the validity of the securities being registered thereunder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Sd/maplesandcalder

Maples and Calder

Aspect Software Group Holdings Ltd.

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

2 December 2010

To:	Maples and Calder

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Dear Sirs

Aspect Software Group Holdings Ltd. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1.	The amended and restated memorandum and articles of association of the Company dated 2 September 2004 as amended by special resolutions dated 22 September 2005, 28 March 2010 and 30 November 2010 remain in full force and effect and are unamended.

2.

The minutes (the “Minutes”) of the meeting of the Board of Directors of the Company held on 30 April 2010 (the “Meeting”) are a true and correct record of the proceedings of such meeting, which was duly convened and held, and at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Company’s memorandum and articles of association.

3.	The shareholders of the Company have not restricted or limited the power of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Indenture, the Exchange Guarantee and the Registration Statement.

4.	The Minutes were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

5.	The directors of the Company at the date of the Meeting and at the date hereof were and are as follows:

David Dominik

Prescott Ashe

James D. Foy

Frederic Harman

6.

The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the Company’s articles of association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

7.	Each director considers the transactions contemplated by the Exchange Guarantee and the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

8.	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or the shareholders, taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

9.	The Company is not a central bank, monetary authority or other sovereign entity of any state.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

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Signature:	/s/ James D. Foy
	Name:	James D. Foy
Director